                                                       -------------------------
                                                             OMB APPROVAL
                                                       -------------------------
                                UNITED STATES          OMB Number:  3235-0145
                  SECURITIES AND EXCHANGE COMMISSION   Expires: August 31, 1999
                            WASHINGTON, D.C. 20549     Estimated average burden
                                                       hours per response. 14.90
                                                       -------------------------
                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                            (AMENDMENT NO. TWO )*


                            Advance ParadigM, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  007491103
                                --------------
                                (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)                Page 1 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE  2  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Limited Partnership
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE  3  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Offshore Limited Partnership, C.V.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherland Antilles Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE  4  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Management L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE  5  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Offshore Management, N.V.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherland Antilles Corporation
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE  6  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Partners L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE  7  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Harry T. Rein
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 3,074
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            3,074
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,074
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE  8  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       James J. Fitzpatrick
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE  9  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Stephen L. Green
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 16,246
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            16,246
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       16,246
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE 10  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Deepak Kamra
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 141
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            141
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       141
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE 11  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Gregory Kopchinsky
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE 12  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Robert Migliorino
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A) [ ]
                                                                (B) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 304
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            304
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       304
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 22 pages

                                  SCHEDULE 13G

CUSIP NO.  007491103                                      PAGE 13  OF 22  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Eric A. Young
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A) [ ]
                                                                (B) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 1,191
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            1,191
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       1,191
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 22 pages

Item 1(a).   Name of Issuer
             --------------

             Advance ParadigM, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices
             -----------------------------------------------

             545 E. John Carpenter Freeway, Suite 1900
             Irving, TX 75062

Item 2(a).   Name of Person Filing
             ---------------------

             This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan Capital Management L.P., a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this
             Schedule 13G.

Item 2(b).   Address of Principal Business Office or, if None, Residence
             -----------------------------------------------------------

             Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).   Citizenship
             -----------

             Each of Canaan Capital, Canaan Capital Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.


                               Page 14 of 22 pages

Item 2(d).   Title of Class of Securities
             ----------------------------

             This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Advance ParadigM, Inc. ("the Company").

Item 2(e).   CUSIP Number
             ------------

             CUSIP number 007491103.

Item 3.      If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b),
             -------------------------------------------------------------------
             check whether the person filing is a:
             -------------------------------------
             None.

Item 4.      Ownership
             ---------
             Not applicable. The foregoing percentages are based on the 10,264,280 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1998.

Item 5.      Ownership of Five Percent or Less of a Class
             --------------------------------------------
             This statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the class of securities.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person
             ---------------------------------------------------------------
             Not applicable.

Item 7.      Identification and Classification of the Subsidiary which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on by the Parent Holding Company
             ------------------------------------------------------------
             Not applicable.

Item 8.      Identification and Classification of Members of the Group
             ---------------------------------------------------------
             Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.      Notice of Dissolution of Group
             ------------------------------
             Not applicable.

Item 10.     Certification
             -------------
             Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


DATE: February 10, 1999.


                              Page 15 of 22 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Capital Limited Partnership
By: Canaan Capital Management L. P.
    Its General Partner
By: Canaan Capital Partners L.P.
    Its General Partner

By:               *
    -----------------------------
    General Partner


Canaan Capital Offshore Limited Partnership C. V.
By: Canaan Capital Management L. P.
    Its General Partner
By: Canaan Capital Partners L.P.
    Its General Partner

By:               *
    -----------------------------
    General Partner


Canaan Capital Management L. P.
By: Canaan Capital Partners L.P.
    Its General Partner

By:               *
    -----------------------------
    General Partner


Canaan Capital Offshore Management, N.V.

By:               *
    -----------------------------
    Director


Canaan Capital Partners L.P.

By:               *
    -----------------------------
    General Partner


                              Page 16 of 22 pages

                *
---------------------------------
Harry T. Rein


                *
---------------------------------
James J. Fitzpatrick


                *
---------------------------------
Stephen L. Green


                *
---------------------------------
Deepak Kamra


                *
---------------------------------
Gregory Kopchinsky


                *
---------------------------------
Robert J. Migliorino


                *
---------------------------------
Eric A. Young


                                               *By: /s/  Guy M. Russo
                                                    ----------------------
                                                    Guy M. Russo
                                                    Attorney-in-Fact
--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.


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